Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

SCINTILLA, LLC

AND

NEW SOURCE ENERGY PARTNERS L.P.

TABLE OF CONTENTS

Page

Article	1	DEFINED TERMS	1
	1.1	Definitions	1
	1.2	Interpretation and Construction	7
Article	2	PURCHASE AND SALE	8
	2.1	Purchase and Sale of Assets	8
	2.2	The Assets	8
	2.3	Excluded Assets	10
	2.4	Effective Time	11
	2.5	Maintenance of Records	12
Article	3	PURCHASE PRICE	12
	3.1	Purchase Price Amount	12
	3.2	Payment of Purchase Price	12
	4	BUYER’S INSPECTION	12
	4.1	Access to Records	12
	4.2	Physical Access to the Leases and Wells	13
Article	5	SELLER’S REPRESENTATIONS AND WARRANTIES	13
	5.1	Organization and Standing	13
	5.2	Legal Power	13
	5.3	Authorization and Enforceability	14
	5.4	Liability for Broker’s Fees	14
	5.5	No Bankruptcy	14
	5.6	Litigation	14
	5.7	Insurance	14
	5.8	No Liens	14
	5.9	Judgments	14
	5.10	Compliance with Law	14
	5.11	Calls on Production	15
	5.12	Material Agreements	15
	5.13	Hydrocarbon Sales Contracts	15
	5.14	Suspense Proceeds	15
	5.15	Royalties and Rentals	15
	5.16	Permits	15
	5.17	Preferential Rights and Transfer Requirements	15
	5.18	No Conflicts	15
	5.19	Consents and Approvals	16

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	5.20	Taxes and Assessments	16
	5.21	Wells and Equipment	16
	5.22	Environmental	17
	5.23	Surface Use	17
	5.24	Title	17
Article	6	BUYER’S REPRESENTATIONS AND WARRANTIES	17
	6.1	Organization and Standing	17
	6.2	Power	18
	6.3	Authorization and Enforceability	18
	6.4	Liability for Brokers’ Fees	18
	6.5	Litigation	18
	6.6	No Conflicts	18
	6.7	Consents and Approvals	18
	6.8	Securities Law, Access to Data and Information	19
	6.9	Buyer’s Evaluation	19
Article	7	COVENANTS AND AGREEMENTS	19
	7.1	Covenants and Agreements of Seller	19
	7.2	Covenants and Agreements of the Parties	20
Article	8	SELLER’S CONDITIONS TO CLOSE	22
	8.1	Representations	23
	8.2	Performance	23
	8.3	Pending Matters	23
	8.4	Delivery	23
Article	9	BUYER’S CONDITIONS TO CLOSE	23
	9.1	Representations	23
	9.2	Performance	23
	9.3	Pending Matters	23
	9.4	Delivery	23
	9.5	Buyer’s Conflicts Committee	24
Article	10	THE CLOSING	24
	10.1	Time and Place of the Closing	24
	10.2	Adjustments to Purchase Price	24
	10.3	Post-Closing Adjustment	25
	10.4	Actions of Seller at the Closing	26
	10.5	Actions of Buyer at the Closing	27
Article	11	TERMINATION	27
	11.1	Right of Termination	27

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	11.2	Effect of Termination	28
	11.3	Termination Damages	28
Article	12	TAXES	29
	12.1	Fees	29
	12.2	Income Taxes; Transfer Taxes	29
	12.3	Asset Taxes	29
	12.4	Asset Tax Returns	29
Article	13	OBLIGATIONS AND INDEMNIFICATION	30
	13.1	Retained Obligations	30
	13.2	Assumed Obligations	30
	13.3	Buyer’s Indemnification	30
	13.4	Seller’s Indemnification	30
	13.5	Limitation for Seller’s Indemnification	31
	13.6	Notices and Defense of Indemnified Matters	31
	13.7	Remedies	32
Article	14	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES	31
	14.1	Disclaimers of Representations and Warranties	32
	14.2	Survival	33
Article	15	MISCELLANEOUS	33
	15.1	Expenses	33
	15.2	Document Retention	33
	15.3	Entire Agreement	33
	15.4	Disclosure Schedules	34
	15.5	Waiver	34
	15.6	Publicity	34
	15.7	No Third Party Beneficiaries	34
	15.8	Assignment	34
	15.9	Governing Law	34
	15.10	Notices	35
	15.11	Severability	36
	15.12	Time of the Essence	36
	15.13	Counterpart Execution	36
	15.14	Determinations by Buyer	36
	15.15	Further Assurances	36

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Exhibit A     Leases

Exhibit B     Wells

Exhibit C     Material Agreements

Exhibit D     Form of Conveyance

Exhibit E     Excluded Personal Property

SCHEDULES

1.1(a)     Knowledge of Seller

1.1(b)     Knowledge of Buyer

3.2          Wire Instructions

5.6          Litigation

5.7          Insurance

5.11        Calls on Production

5.12        Breaches and Defaults of Material Agreements

5.13        Hydrocarbons Sales Contracts

5.14        Suspense Proceeds

5.17        Preferential Rights and Transfer Requirements

5.18        No Conflicts

5.21        Wells and Equipment

5.22        Environmental

5.23        Surface Use

5.24        Title

6.6          No Conflicts

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of July 23, 2013, by and between Scintilla, LLC, an Oklahoma limited liability company (“Seller”), and New Source Energy Partners L.P., a Delaware limited partnership (“Buyer”). Seller and Buyer are collectively referred to herein as “Parties” and individually referred to as a “Party.”

RECITALS

1.     Seller owns various oil and gas properties, either of record or beneficially, as more fully described in the Exhibits hereto.

2.     Seller desires to contribute to Buyer and Buyer desires to receive from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

3.     Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 1 hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

Article 1
DEFINED TERMS

1.1     Definitions.

“Accounting Arbitrator” has the meaning set forth in Section 10.3(b) of this Agreement.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Agreement” means this Purchase and Sale Agreement.

“Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Asset Taxes” means ad valorem, property, severance, production, or similar Taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, franchise, and similar Taxes.

“Asset Tax Return” shall mean any report, return, information statement, schedule, attachment, payee statement or other information required to be provided to any Governmental Authority with respect to Asset Taxes.

“Assumed Obligations” has the meaning set forth in Section 13.2 of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed for business in New York, New York or Oklahoma City, Oklahoma, United States of America.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 13.4 of this Agreement.

“Casualty Loss” has the meaning set forth in Section 7.2(e) of this Agreement.

“Closing” has the meaning set forth in Section 10.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 10.1 of this Agreement.

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Conveyance” means that certain assignment, bill of sale and conveyance the form of which is more particularly set forth on Exhibit D to this Agreement.

“Defensible Title” means such title to the Assets that, subject to and except for Permitted Encumbrances, is free and clear of encumbrances and Liens and, to Seller’s knowledge: (a) is not less than the net revenue interest reflected in Seller’s records (“NRI”) as set forth on Exhibit B for each Well throughout the life of such Well; and (b) is in an amount not greater than the working interest reflected in Seller’s records (“WI”) as set forth on Exhibit B throughout the life of such Well.

“Downward Adjustment” has the meaning set forth in Section 10.2(d).

“Effective Time” has the meaning set forth in Section 2.4(a) of this Agreement.

“Environmental Laws” means all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

“Equipment” has the meaning set forth in Section 2.2(b) of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3 of this Agreement.

“Financial Statements” has the meaning set forth in Section 7.2(d) of this Agreement.

“Fundamental Representations and Warranties” means the representations and warranties in Sections 5.1, 5.2, 5.3, 5.4, 5.18, 6.1, 6.2, 6.3 and 6.4 of this Agreement.

“Governmental Authority” means, as to any given Asset, any agency, department, board or other instrumentality of the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset.

“Hazardous Substance(s)” means and includes, each substance defined, designated, classified or regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, radioactive material or byproduct, or toxic substance under any Environmental Law, and any petroleum or petroleum products.

“Hydrocarbons” has the meaning set forth in Section 2.2(a) of this Agreement.

“Indemnity Claim” has the meaning set forth in Section 13.6 of this Agreement.

“Information” has the meaning set forth in Section 7.2(a) of this Agreement.

“Knowledge” as to the Seller shall mean and be limited to the actual knowledge of any Person listed on Schedule 1.1(a) and as to the Buyer shall mean and be limited to the actual knowledge of any Person listed on Schedule 1.1(b).

“Lands” has the meaning set forth in Section 2.2(a) of this Agreement.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” has the meaning set forth in Section 2.2(a) of this Agreement.

“Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest, or other encumbrance of any kind in respect of such property or asset.

“Losses” has the meaning set forth in Section 13.3 of this Agreement.

“Material Agreements” means, to the extent binding on the Assets or Buyer’s ownership thereof after Closing, any contract, agreement, or other arrangement, other than the instruments constituting the Leases, which is one or more of the following types: (a) contracts with any Affiliate of Seller for services to be performed on behalf of the Assets, excluding any formation and governance agreements of Seller and any agreement between Seller and its Affiliates primarily related to compensation, distributions, dividends or other forms of consideration by and between the partners and members of Seller or its Affiliates; (b) contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons which are not cancelable without penalty on sixty (60) days prior written notice; (c) non-competition agreements or any agreements that purport to restrict, limit, or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which, Seller (or Buyer, as successor in interest to Seller hereunder) conducts business, including area of mutual interest agreements; (d) contracts for the gathering, treatment, processing, storage, or transportation of Hydrocarbons; (e) indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements; and (f) contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty on sixty (60) days or less notice; that in each case of (a) through (f) above, could reasonably be expected to result in (i) aggregate payments by Seller (net to the interest of Seller) of more than Fifty Thousand Dollars ($50,000) or (ii) revenues (net to the interest of Seller) of more than Fifty Thousand Dollars ($50,000) during the current or any subsequent calendar year.

“NRI” has the meaning set forth in the definition of Defensible Title.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Buyer dated as of February 13, 2013, as amended.

“Party” and “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permits” has the meaning set forth in Section 5.16 of this Agreement.

“Permitted Encumbrances” means:

(a)     the terms and conditions of the Leases and other instruments of record relating to the Wells, including, without limitation, lessor’s royalties, overriding royalties, net profits, carried interests, reversionary interests and similar burdens (payable or in suspense), if the net cumulative effect of such burdens does not, individually or in the aggregate, operate to reduce the NRI of Seller below that set forth on Exhibit B or increase the WI of Seller above that set forth on Exhibit B without a corresponding and proportionate increase in NRI;

(b)     Liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business, responsibility for which will be retained by Seller after Closing, and adequate cash reserves for which are maintained in accordance with United States generally accepted accounting principles;

(c)     all rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

(d)     rights of reassignment upon the surrender or expiration of, and the intent to abandon or surrender, or to allow to expire, any Lease;

(e)     easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with or materially impair the operation of the affected Asset, and do not, individually or in the aggregate, reduce the NRI of Seller below that set forth on Exhibit B or increase the WI of Seller above that set forth on Exhibit B without a corresponding and proportionate increase in NRI;

(f)     the terms and conditions of the Material Agreements set forth in Exhibit C, to the extent the same do not, individually or in the aggregate, reduce the NRI of Seller below that set forth on Exhibit B or increase the WI of Seller above that set forth on Exhibit B without a corresponding and proportionate increase in NRI;

(g)     materialmen’s, mechanics’, operators’ or other similar Liens arising in the ordinary course of business incidental to operation of the Assets if such Liens and charges have not yet become due and payable or if their validity is being contested in good faith by appropriate action and Seller retains responsibility therefor after Closing;

(h)     preferential rights to purchase or similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(i)     third party consents to assignments or similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required notices have been given for the transactions contemplated hereby to the holders of such rights and (to the extent such period is specifically stated in the instrument containing such consent to assignment or similar requirement) the appropriate period for asserting such rights has expired without an exercise of such rights, request for further information about the transactions contemplated by this Agreement or any Party to this Agreement, or other objection to the transactions contemplated by this Agreement;

(j)     immaterial errors or omissions in documents related to the Assets caused by oversights in drafting, executing, or acknowledging that occurred greater than ten years prior to the date of this Agreement, do not affect and have not historically affected the operations of or production from the Assets and do not reduce the NRI of Seller below that set forth on Exhibit B or increase the WI of Seller above that set forth on Exhibit B without a corresponding and proportionate increase in NRI;

(k)     rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules and regulations of such Governmental Authorities; and

(l)     all defects and irregularities affecting the Assets which individually or in the aggregate do not operate to reduce the NRI of Seller, increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the WI of Seller, and otherwise interfere materially with the operation, value or use of the Assets, and, in each case above, which would be accepted or waived by a prudent purchaser of oil and gas properties.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Post-Effective Time Environmental Liabilities” means (i) any violation of Environmental Law arising in connection with the ownership or operation of the Properties on or after the Effective Time, (ii) any Release of Hazardous Substances onto or from the Properties on or after the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets on or after the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above.

“Pre-Effective Time Environmental Liabilities” means (i) any violation of Environmental Law arising in connection with the ownership or operation of the Properties prior to the Effective Time, (ii) any Release of Hazardous Substances onto or from the Properties prior to the Effective Time or relating to or arising from any activities conducted on such properties or from operation of such assets prior to the Effective Time and (iii) any claim, action, cause of action, inquiry, investigation, remediation, removal or restoration with respect to the matters set forth in subsection (i) or (ii) above

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof, or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Properties” has the meaning set forth in Section 2.2(c).

“Property Costs” has the meaning set forth in Section 10.2(b) of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchase Price Adjustments” has the meaning set forth in Section 10.2 of this Agreement.

“Records” has the meaning set forth in Section 2.2(e) of this Agreement.

“Recoverable Loss” has the meaning set forth in Section 13.5(b) of this Agreement.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Retained Obligations” has the meaning set forth in Section 13.1 of this Agreement.

“SEC” has the meaning set forth in Section 7.2(d) of this Agreement.

“Securities Act” has the meaning set forth in Section 7.2(d) of this Agreement.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 13.3 of this Agreement.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Suspense Proceeds” has the meaning set forth in Section 5.14 of this Agreement.

“Tax” means (a) federal, state, local, or foreign taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, fees, assessments, and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a); and (c) any liability for any item described in subsections (a) and (b), payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.

“Tax Return” has the meaning set forth in Section 5.20(a) of this Agreement.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Authorities in connection with the sale or conveyance of oil and/or gas leases or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” means sales, use, excise, real property transfer, registration, documentary, stamp, filing or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed when, or with respect to, the transfer of property, as well as any interest, penalty or addition thereto whether disputed or not.

“Units” has the meaning set forth in Section 2.2(c) of this Agreement.

“Upward Adjustment” has the meaning set forth in Section 10.2(c) of this Agreement.

“Wells” has the meaning set forth in Section 2.2(b) of this Agreement.

“WI” has the meaning set forth in the definition of Defensible Title.

1.2     Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a)     If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions. The plural shall be deemed to include the singular, and vice versa.

(b)     Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.

(c)     All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles.

(d)     No consideration shall be given to the captions of the articles, sections or subsections, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction.

(e)     Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

(f)     Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(g)     Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the date of this Agreement.

(h)     Any reference to “$”, “Dollars” or “Cents” means United States dollars or cents, respectively.

Article 2
PURCHASE AND SALE

2.1     Purchase and Sale of Assets. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Assets, in exchange for the consideration set forth in this Agreement and the assumption by Buyer of the Assumed Obligations attributable to the Assets.

2.2     The Assets. As used herein, the term “Assets” means all of Seller’s right, title and interest, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but specifically excluding the Excluded Assets):

(a)     The oil and gas leases and the pooling orders attributable to the Wells, together with any mineral estates and other rights that Seller has in such leases (whether or not such leases, estates or rights are listed on Exhibit A) and the leasehold estates created by any oil and gas leases and mineral estates and other rights described in Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”), including, without limitation, carried interests, royalty interests, mineral interests, production payments and net profits interests and the oil, gas and all other hydrocarbons (the “Hydrocarbons”) attributable to the Leases and the Lands.

(b)     The oil and gas wells specifically described in Exhibit B (the “Wells”), and all personal property, equipment and other Well-related items placed on or in the Wells (the “Equipment”).

(c)     The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Section 2.2(a) and 2.2(b) and to the production of Hydrocarbons, if any, attributable to said properties and interests (the “Units”, and, together with the Wells, Leases, and Lands, the “Properties”).

(d)     To the extent transferrable, all existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the Properties, including without limitation, the agreements described in Exhibit C.

(e)     The files, maps, logs, records and other data relating to the Properties and maintained by Seller, but only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer and only to the extent related to the Properties (the “Records”).

(f)     All rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Hydrocarbons produced from the Properties as of the Effective Time.

(g)     All (i) Hydrocarbons produced from, or attributable to, the Properties from and after the Effective Time; (ii) all Hydrocarbon inventories from or attributable to the Properties that are in storage on the Effective Time, whether produced before, on or after the Effective Time; and (iii) all Hydrocarbons attributable to make-up rights with respect to gas production, pipeline, storage, processing or other imbalances attributable to the Properties, whether produced before, on or after the Effective Time.

(h)     All (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Properties with respect to periods of time from and after the Effective Time or that relate to obligations assumed by Buyer pursuant to this Agreement, whether arising before, on or after the Effective Time; and (ii) Liens and security interests in favor of Seller or its Affiliate, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Properties or to the extent arising in favor of Seller as the operator or non-operator of any Property.

(i)     All rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time, to the extent relating to obligations assumed by Buyer pursuant to this Agreement.

(j)     All claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of Seller arising from acts, omissions or events, or damage to or destruction of the Properties occurring from and after the Effective Time or which relate to obligations assumed by Buyer pursuant to this Agreement.

(k)     To the extent transferrable, all franchises, licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Properties or the ownership or operation thereof.

2.3     Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”): (a) all of Seller’s right, title and interest in and to any injection and disposal wells on the Lands or on lands pooled or unitized therewith, and all personal property, equipment, fixtures, improvements, facilities, permits, surface leases, rights-of-way and easements used in connection with the treatment, processing, transportation, storing or disposal of water produced from the Properties; (b) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Oklahoma Uniform Commercial Code) attributable to the Assets to the extent attributable to any period of time prior to the Effective Time and that do not relate to obligations assumed by Buyer pursuant to this Agreement; (c) all claims of Seller for refunds of or loss carry forwards to the extent attributable to (i) ad valorem, severance, production or any other Taxes attributable to any period prior to the Effective Time even if applied for after the Effective Time, (ii) income or franchise Taxes, or (iii) any Taxes attributable to the Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement, to the extent the same do not relate to obligations assumed by Buyer pursuant to this Agreement; (d) all proceeds, income or revenues (and any security or other deposits made) to the extent attributable to (i) the Assets for any period prior to the Effective Time, if they do not relate to obligations assumed by Buyer pursuant to this Agreement, or (ii) any Excluded Assets; (e) all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (f) all of Seller’s rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any third Person; (g) all documents and instruments of Seller that may be protected by an attorney-client privilege unless such privileged documents and instruments pertain to litigation (including pending and threatened litigation) which Buyer is assuming; (h) data and other information that cannot be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons who are not Affiliates of Seller; (i) concurrent audit rights arising under any of the Material Agreements or otherwise with respect to any period prior to the Effective Time (unless relating to obligations assumed by Buyer pursuant to this Agreement) or to any of the Excluded Assets; (j) all corporate, partnership and income tax records of Seller; (k) copies of all Records (which shall be prepared at Seller’s sole cost and expense); (l) all Permits and bonds to the extent not transferable to Buyer; (m) personal property such as vehicles and certain equipment, supplies and office equipment, or any other items, in each case, to the extent described on Exhibit E; and (n) all infrastructure, including but not limited to all easements, rights-of-way, surface leases, buildings, oil transport lines, electrical distribution lines, saltwater transport lines, saltwater disposal wells, saltwater disposal facilities and telecommunication and SCADA facilities.

2.4     Effective Time.

(a)     Subject to this Section 2.4, the transactions contemplated by this Agreement shall be effective as of May 1, 2013 at 12:01 a.m. Central Time (the “Effective Time”).

(b)     Buyer shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at and after the Effective Time, including, without limitation, delay rentals, shut-in royalties, and lease bonuses, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred at and after the Effective Time. Except as set forth to the contrary herein, Seller shall be entitled to all Hydrocarbon production from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. The terms “earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Counsel of Petroleum Accountants Societies standards. For purposes of this Section 2.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto including royalties and overriding royalties payable to the owner of the Assets), under this Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run, or, if there is no such facility, the applicable LACT meters through which they are run, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling at or after, the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Buyer shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) pursuant to this Section 2.4(b) or Section 10.2. All adjustments and payments made pursuant to this Section 2.4(b) and Section 10.2 shall be without duplication of any other amounts paid or received under this Agreement.

2.5     Maintenance of Records. Buyer, or its successors or assigns, for a period of seven (7) years following Closing, will (a) retain the Records, (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s sole cost and expense, and (c) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, access, at Seller’s sole cost, risk and expense, to materials received or produced after Closing relating to any Indemnity Claim made under Section 13.6 of this Agreement for review and copying.

Article 3
PURCHASE PRICE

3.1     Purchase Price Amount. The aggregate purchase price for the Assets shall be Three Million, Three Hundred Thousand Dollars and no Cents ($3,300,000.00) plus Five Hundred Thousand Dollars and no Cents ($500,000.00) (together, the “Purchase Price”), subject to adjustment pursuant to Section 2.4(b) and Section 10.2, payable as provided in Section 3.2 below.

3.2     Payment of Purchase Price. The Buyer shall pay the Purchase Price to Seller at Closing in cash, by wire transfer of immediately available funds in accordance with the wire instructions set forth in Schedule 3.2. Following the Closing, the Purchase Price shall be adjusted in accordance with Section 2.4(b), Section 10.2 and Section 10.3, and shall be settled in cash in accordance with Section 10.3.

Article 4
BUYER’S INSPECTION

4.1     Access to Records. Prior to Closing, and subject to Section 4.2, Seller will make the Records available to Buyer and its representatives for inspection and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third Persons, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such Persons as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third Persons. If disclosure or access is prohibited, Seller shall use commercially reasonable efforts to obtain permission to grant such access to Buyer and its representatives, and shall use commercially reasonable efforts to provide Buyer with as much information or access concerning the matter as is possible while still complying with applicable Laws and Seller’s obligations; provided that Seller shall not be required to incur any out-of-pocket third party expenses or make any payments for the benefit of any third Person in order to do so.

4.2     Physical Access to the Leases and Wells. Prior to Closing, during reasonable business hours, Seller agrees to grant Buyer physical access to the Properties to allow Buyer to conduct, at Buyer’s sole risk and expense, onsite inspections and environmental assessments of the Properties. In connection with any such onsite inspections, Buyer agrees not to unreasonably and materially interfere with the normal operation of the Properties and agrees to comply with all requirements of the operators of the Wells. If Buyer or its agents prepares an environmental assessment of any Lease or Well, Buyer agrees to keep such assessment confidential, unless disclosure is required pursuant to applicable Law, and to furnish copies thereof to Seller. In the event of the termination of this Agreement, pursuant to Article 11 or otherwise, then immediately after the date of such termination, Buyer shall, at its sole cost and expense, repair any damage to the Properties caused by or resulting from such inspections and environmental assessments so that the Properties shall be restored to their condition immediately prior to such inspections and environmental assessments. IN CONNECTION WITH GRANTING SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, AND ITS DIRECTORS, OFFICERS, MEMBERS, MANAGERS, LIMITED PARTNERS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATES AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO BUYER HEREUNDER OR THE ACTIVITIES OF BUYER, REGARDLESS OF CAUSE, INCLUDING WITHOUT LIMITATION THE CONCURRENT NEGLIGENCE OF SELLER AND ITS CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, BUT EXCLUDING HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT. SELLER SHALL HAVE THE RIGHT TO PARTICIPATE WITH BUYER IN THE DEFENSE OF ANY SUCH MATTER AT ITS OWN EXPENSE.

Article 5
SELLER’S REPRESENTATIONS AND WARRANTIES

Subject to the provisions of this Article 5, Seller represents and warrants to Buyer as of the date of this Agreement and as of Closing (except as otherwise limited herein) that:

5.1     Organization and Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to carry on its business in the states where the Assets are located.

5.2     Legal Power. Seller has all requisite power and authority to own the Assets to carry on its business as presently conducted, and to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

5.3     Authorization and Enforceability. The execution, delivery and performance by Seller of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement constitutes (and, at Closing, such documents shall constitute) Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

5.4     Liability for Broker’s Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ fees, finders’ fees or any other similar fees relating to the transactions contemplated hereby for which Buyer shall have any responsibility.

5.5     No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the Knowledge of Seller, threatened against Seller (or any Affiliate thereof) by any third Person or other Seller.

5.6     Litigation. Except as set forth on Schedule 5.6, (a) Seller has not received a written claim or written demand notice that has not been resolved and that would materially adversely affect the Assets; and (b) there are no actions, suits, administrative or arbitration proceedings governmental investigations, written governmental inquiries or proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller or any of the Assets, in any court or by or before any Governmental Authority or arbitrator with respect to the Assets or that would affect the Seller’s ability to consummate the transactions contemplated by this Agreement, or materially adversely affect the Assets.

5.7     Insurance. Seller maintains, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage described on Schedule 5.7.

5.8     No Liens. The Assets will be conveyed to Buyer at the Closing free and clear of all Liens and encumbrances other than Permitted Encumbrances.

5.9     Judgments. There are no unsatisfied penalties, awards, judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority and outstanding against Seller or with respect to any Asset that would be reasonably expected to materially interfere with the operation of the Assets, impair Seller’s ability to consummate the transactions contemplated by this Agreement or materially impair the value of any Asset.

5.10     Compliance with Law. Seller’s ownership and the operation of the Assets are in compliance in all material respects with all applicable Laws, and Seller has not received written notice of a violation of any Law, or any judgment, decree or order of any court, applicable to its business or operations which remains uncured.

5.11     Calls on Production. Except as set forth on Schedule 5.11, there are no calls on or preferential rights to purchase production from the Assets, take-or-pay payments, advance payment, or other arrangements whereby Buyer will not receive full payment for production delivered at the time that such production is delivered and no Property is subject to penalties on allowables due to production in excess of allowables.

5.12     Material Agreements. All Material Agreements are listed on Exhibit C. Each Material Agreement and Lease is in full force and effect and represents the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. Except as set forth on Schedule 5.12, (a) Seller is not in breach of any Material Agreement or Lease, and (b) Seller has not received or delivered a written notice of default or breach with respect to any Material Agreement or Lease. Prior to Closing, Seller will have made available to Buyer or its representatives true and complete copies of each Material Agreement and Lease and all amendments or modifications thereto. For purposes of this Section 5.12, references to “Lease” shall only mean to the extent listed on Exhibit A.

5.13     Hydrocarbon Sales Contracts. Except as set forth on Schedule 5.13, the Assets are not subject to any Hydrocarbon sales contracts for the sale of production from the Assets.

5.14     Suspense Proceeds. Except as is customary in the ordinary course of business or as set forth on Schedule 5.14 (the “Suspense Proceeds”), neither the proceeds of Seller, nor, with respect to Assets that are operated by Seller or any Affiliate thereof, any third Person, are being held in suspense.

5.15     Royalties and Rentals. To Seller’s Knowledge, all bonuses, delay rentals, shut-in royalties, overriding royalties, minimum royalties, royalties and all other similar obligations, other than the Suspense Proceeds, with respect to the Assets have been timely paid in accordance with applicable Leases and Laws.

5.16     Permits. With respect to Assets for which Seller is the operator, Seller has and is maintaining all material permits, licenses, approvals and consents from appropriate Governmental Authorities to conduct operations on such Assets (collectively, “Permits”). To Seller’s Knowledge, the Assets are in compliance with applicable Laws, Permits, rules, regulations, ordinances and orders. To the extent transferable, the Permits will not be subject to suspension, modification, revocation, or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.17     Preferential Rights and Transfer Requirements. Except as set forth in Schedule 5.17, there are no Preferential Rights or Transfer Requirements attributable or with respect to any of the Assets.

5.18     No Conflicts. Except as set forth on Schedule 5.18, the execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Seller is a party or by which Seller or any of the Assets is bound (including the governing documents of Seller); (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which Seller is a party or by which Seller or any of the Assets is bound; or (c) result in the creation, imposition or continuation of any adverse claim or interest, or any Lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting Seller or the Assets.

5.19     Consents and Approvals. No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by Seller of this Agreement (other than existing permits and other existing approvals).

5.20     Taxes and Assessments.

(a)     Each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) required to be filed by Seller with respect to the Assets has been timely and properly filed and all Taxes with respect to the Assets have been timely and properly paid. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(b)     Seller has not received written notice of any pending claim against Seller (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to the Assets. No Governmental Authority has ever asserted a claim that Seller or its Affiliates are subject to Tax in a jurisdiction in which Seller or its Affiliate, as applicable, is not filing Tax Returns.

(c)     No Asset is subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.

5.21     Wells and Equipment. Except as set forth on Schedule 5.21:

(a)     all Wells have been drilled and completed at legal locations in accordance with generally accepted oil and gas field practices and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements;

(b)     there are no Wells located on the Assets that (i) Seller or its Affiliates are currently obligated by any Laws or contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with Laws; or (iii) formerly produced but that are currently temporarily abandoned; and

(c)     Seller (or the applicable operator) has all material easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance with all applicable Laws;

5.22     Environmental. Except as may be disclosed in Schedule 5.22 or for matters that would not, individually or in the aggregate have a material adverse effect on the Assets (taken as a whole):

(a)     to Seller’s Knowledge, the operations of the Assets are, and have been, in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance in all respects with, all Permits required under all applicable Environmental Laws;

(b)     Seller (with respect to the Assets) is not the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;

(c)     the Assets are not subject to any action, claim, suit, investigation, inquiry, or proceeding pending or, to Seller’s Knowledge threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d)     no circumstances exist with respect to the Assets that give rise to an obligation by Seller to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Substances under any applicable Environmental Laws;

(e)     to Seller’s Knowledge, there has been no Release of any Hazardous Substances into the environment from any of the Assets; and

(f)     Seller has provided, or as of Closing will have provided, copies to Buyer of all environmental studies, assessments, and investigations related to the Assets.

5.23     Surface Use. With the exception of Lease provisions, including provisions set forth in recorded addendums to Leases, and agreements listed in Schedule 5.23, there are no surface use agreements to which Seller is a party covering a portion of the Assets.

5.24     Title. Except as set forth in Schedule 5.24, Seller has, or at Closing will have, Defensible Title to the Leases and Wells. Upon the Closing, Buyer will acquire Defensible Title to all Leases and Wells.

Article 6
BUYER’S REPRESENTATIONS AND WARRANTIES

Subject to the provisions of this Article 6, Buyer represents and warrants to Seller as of the date of this Agreement and as of Closing (except as otherwise limited herein) that:

6.1     Organization and Standing. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each State where the Assets are located and in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.

6.2     Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by Buyer at Closing) and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) will not violate, or be in conflict with, any provision of Buyer’s governing documents or any provisions of any agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

6.3     Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement (and all documents required to be executed and delivered by Buyer at Closing), and the consummation of the transactions contemplated hereby (and thereby), have been duly and validly authorized by all necessary action on behalf of Buyer. This Agreement constitutes (and, at Closing, such documents shall constitute) Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4     Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ fees, finders’ fees or any other similar fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.5     Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the Knowledge of Buyer, threatened by any Person or Governmental Authority that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated hereby and to assume the liabilities to be assumed by Buyer under this Agreement, including, without limitation, the Assumed Obligations.

6.6     No Conflicts. Except as set forth on Schedule 6.6, the execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Seller is a party or by which Buyer is bound (including the governing documents of Buyer); (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which Buyer is a party or by which Buyer is bound; or (c) result in the creation, imposition or continuation of any adverse claim or interest, or any Lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting Buyer.

6.7     Consents and Approvals. No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by Buyer of this Agreement (other than existing permits and other existing approvals).

6.8     Securities Law, Access to Data and Information. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable State securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distributions or granting a participation therein in violation of any securities Laws.

6.9     Buyer’s Evaluation.

(a)     Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the information relating to the Assets. Except for the representations and warranties of Seller contained in this Agreement, Buyer acknowledges and agrees that neither Seller, nor Seller’s representatives, have made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the information relating to the Assets or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, and Seller hereby disclaims the same, including, without limitation any estimate with respect to the value of the Assets, estimates of reserves, estimates or any projections as to events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

(b)     In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer’s representatives have visited, or, prior to Closing will visit, the offices of Seller and have been given (or, prior to Closing will be given) opportunities to examine the information relating to the Assets. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the information relating to the Assets or other information relating to the Assets provided by or on behalf of Seller.

Article 7
COVENANTS AND AGREEMENTS

7.1     Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a)     Operations Prior to Closing. From the date of execution hereof to the Closing, Seller will operate the Assets in a good and workmanlike manner consistent with past practices. From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations.

(b)     Restriction on Operations. Subject to Section 7.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements: (i) not to abandon any part of the Assets (except in the ordinary course of business or the abandonment of Lease(s) upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) not to convey or dispose of any part of the Assets (other than in the ordinary course of business, including the replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets) or enter into, materially amend, terminate, or extend any farmout, farming or other similar contract affecting the Assets, (iii) not to let lapse any insurance now in force with respect to the Assets, (iv) not to modify or terminate any contract relating to the operation of the Assets (other than in the ordinary course of business), (v) not to grant or create any preferential right to purchase, right of first negotiation, right of first purchase, Transfer Restriction or similar right with respect to the Assets; (vi) make any obligation or requirement with respect to the Assets (other than in the ordinary course of business); (vii) not to incur any material indebtedness or take, or fail to take, any action that would cause a Lien or encumbrance to arise or exist with respect to the Assets, except for the Permitted Encumbrances; and (viii) not to agree to do any of the foregoing.

(c)     Marketing. Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term beyond December 31, 2013, except in the ordinary course of business.

(d)     Notices of Claims. Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding relating to the Assets or written notice of any material breach or default under any Material Agreement.

(e)     Compliance with Laws. During the period from the date of execution of this Agreement through the Closing Date, Seller shall use good faith efforts to comply in all material respects with all applicable Laws, statutes, ordinances, rules, regulations and orders relating to the Assets.

(f)     Enforcement of Third Party Provisions. During the period from the date of execution of this Agreement through the Closing Date, to the extent customary in the ordinary course of business pertaining to the Assets, Seller shall, at Buyer’s request, use reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, all of Seller’s rights against third Persons under any warranties, guarantees or indemnities given by such third Persons.

7.2     Covenants and Agreements of the Parties. The Parties (except as otherwise limited herein) covenant and agree with each other as follows:

(a)     Confidentiality. All data and information, whether written or oral, obtained from Seller in connection with the transactions contemplated hereby, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer based on data or information obtained from Seller in connection with the transactions contemplated hereby (collectively, the “Information”), is deemed by the Parties to be confidential. Until the Closing (or one year after December 31, 2013, if the Closing should not occur for any reason) and, with regard to Information that is not directly related to the Assets, continuing for a period of one year after the Closing (or one year after December 31, 2013, if the Closing should not occur for any reason), except as required by Law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully received from third Persons free of any obligation of confidence; (v) is developed independently by Buyer without the Information, provided that the Person or Persons developing the data shall not have had access to the Information; or (vi) the disclosure of which is reasonably necessary in order to comply with applicable Transfer Requirements or Preferential Rights, notices required to be given under applicable contracts or to seek approvals and consents of Governmental Authorities for the conveyance of any Assets or the transactions contemplated hereby, but then only to the limited extent necessary to comply therewith.

(b)     Return of Information. If Closing does not occur and this Agreement is terminated, if Seller so requests at any time, Buyer shall: (i) return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to this Section ; and (ii) destroy any and all notes, reports, studies or analyses based on, or incorporating, the Information. The terms of this Section 7.2 shall survive termination of this Agreement.

(c)     Injunctive Relief. Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of Sections 7.2(a) and 7.2(b). In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 7.2(a) and/or 7.2(b), or to obtain specific enforcement of such terms.

(d)     Financial Statements. Seller acknowledges that Buyer may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets (“Financial Statements”) in documents filed with the Securities and Exchange Commission (the “SEC”) by Buyer pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and that such Financial Statements may be required to be audited. In that regard, Seller shall provide Buyer reasonable access to such records relating to the Assets (to the extent such information is available) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to create and audit any Financial Statements that Buyer deems necessary. Seller shall consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of Buyer to be filed with the SEC in which Buyer reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended. Upon request of Buyer, Seller shall request the external audit firm that audits the Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document. Seller shall provide Buyer and its independent accountants with access to (i) any audit work papers of Seller’s independent accountants and (ii) any management representation letters provided by Seller to Seller’s independent accountants.

(e)     Casualty or Condemnation Loss.

(i)     If after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), and the loss as a result of such Casualty Loss individually or in the aggregate exceeds two percent (2%) of the Purchase Price, Buyer shall nevertheless be required to close, and Seller shall elect, by written notice to Buyer prior to Closing, either (1) to cause the Assets affected by any Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Seller’s sole cost, risk and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), or (2) to indemnify Buyer in a manner reasonably acceptable to Buyer against any costs, losses, or expenses that Buyer reasonably incurs to repair the Assets subject to any Casualty Loss. Seller shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

(ii)     If after the date of this Agreement but prior to the Closing Date , any portion of the Assets experiences a Casualty Loss, and the loss as a result of such Casualty Loss individually or in the aggregate is two percent (2%) of the Purchase Price or less, Buyer shall nevertheless be required to close and Seller shall, at Closing, pay to Buyer all sums paid to Seller by third Persons by reason of such Casualty Loss and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third Persons (other than Affiliates of Seller, other than captive insurance Affiliates, and its and their directors, officers, employees and agents) arising out of the Casualty Loss.

(f)     Updating Exhibit A, Exhibit B and Exhibit to Conveyance. From and after the Closing Date and continuing for a period of up to twelve (12) months thereafter, Buyer and Seller shall cooperate in good faith to (i) update Exhibit A hereto and the related Exhibit to the Conveyance to include a more complete and accurate list of all Leases to be conveyed under the Conveyance in accordance with the terms of this Agreement (ii) update Exhibit B and (ii) execute and file an amendment, restatement or correction to the Conveyance as necessary to reflect the complete and accurate list of Leases described in subsection (i) above.

Article 8
SELLER’S CONDITIONS TO CLOSE

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment at or prior to the Closing of each of the following conditions:

8.1     Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects as of the Closing Date as though made on and as of such date.

8.2     Performance. Buyer shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

8.3     Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by a Seller or any Affiliate of Seller.

8.4     Delivery. Buyer shall have executed, acknowledged, delivered or performed, as appropriate, or shall stand ready to execute, acknowledge, deliver or perform, as appropriate, all items described in Section 10.5.

Article 9
BUYER’S CONDITIONS TO CLOSE

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment at or prior to the Closing of each of the following conditions:

9.1     Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect, after giving effect to such qualification), as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which need only be true and correct as of such date.

9.2     Performance. Seller shall have performed in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality, after giving effect to such qualification) all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

9.3     Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Buyer or any of its Affiliates.

9.4     Delivery. Seller shall have executed, acknowledged, delivered or performed, as appropriate, or shall stand ready to execute, acknowledge, deliver or perform, as appropriate, all items described in Section 10.4.

9.5     Buyer’s Conflicts Committee. Buyer shall have received approval of this Agreement in a form satisfactory to Buyer in its sole and complete discretion from the Conflicts Committee.

Article 10
THE CLOSING

10.1     Time and Place of the Closing. If the conditions referred to in Article 8 and Article 9 have been satisfied or waived in writing, and subject to any extensions provided for herein, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, whose address is 914 N. Broadway Ave., Suite 230, Oklahoma City, Oklahoma 73102, at 1:00 p.m. Central Time on July 23, 2013, or if all such conditions have not been satisfied or waived by that date, then two Business Days after all such conditions have been satisfied or waived (the “Closing Date”).

10.2     Adjustments to Purchase Price.

(a)     All adjustments to the Purchase Price shall be made (i) according to the factors described in this Agreement, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

(b)     For the purposes of this Agreement, the term “Property Costs” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes, drilling expenses, workover expenses, geological, geophysical and any and all other expenditures chargeable under applicable operating agreements, participation agreements or other agreements and all expenditures consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question; provided, however, that Property Costs shall not include any liabilities, losses, costs and expenses attributable to: (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business); (ii) violation of any Law (or private cause or right of action under any Law); (iii) environmental damage or liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment under applicable Environmental Law; (iv) title and environmental claims (including claims that Leases have terminated); (v) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates; (vi) gas balancing and other production balancing obligations; (vii) Casualty Loss; and (viii) any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

(c)     Following the Closing in accordance with Section 10.3, the Purchase Price shall be increased by the following amounts (the “Upward Adjustments”):

(i)     the amount equal to any Property Costs paid by Seller from and after the Effective Time, except costs already deducted in the determination of proceeds pursuant to Section 10.2(d)(ii);

(ii)    the value of all merchantable oil in storage at the Effective Time, which is sold and which is attributable to the Assets and paid to Buyer, such value to be the actual price received less Taxes and royalties paid by Buyer;

(iii)   any other amount provided for in this Agreement or agreed upon in writing by Buyer and Seller.

(d)     Following the Closing in accordance with Section 10.3, the Purchase Price shall be decreased by the following amounts (the “Downward Adjustments”):

(i)     proceeds received and retained by Seller or its Affiliates (net of applicable Taxes and royalties paid or to be paid by Seller and that are not otherwise reimbursed to Seller or its Affiliate by a third Person purchaser of production) that are attributable to production from the Assets from and after the Effective Time, together with any other income earned with respect to the Assets from and after the Effective Time, excluding the effects of any futures, options, swaps, or other derivatives;

(ii)    the amount of all royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from or attributable to the Properties or the proceeds thereof to third Persons but held in suspense by or on behalf of Seller or its Affiliate at Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Buyer’s control at Closing;

(iii)   the amount of all third Person cash call payments received by Seller or its Affiliate, to the extent applying to the ownership or operation of the Assets from and after the Effective Time; and

(iv)   any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.

The adjustments described in this Section 10.2 are hereinafter referred to as the “Purchase Price Adjustments.”

10.3     Post-Closing Adjustment.

(a)     As soon as reasonably practicable after the Closing but not later than one hundred and sixty (160) days following the Closing Date, Buyer shall prepare and deliver to Seller a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each Purchase Price Adjustment under Section 10.2, based on the most recent actual figures for each Purchase Price Adjustment. Buyer shall make such reasonable documentation as is in Buyer’s possession available to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Buyer, Seller shall deliver to Buyer a written report containing any changes that Seller proposes be made to such statement. If Seller does not deliver such report to Buyer on or before the end of such thirty (30) day period, Seller shall be deemed to have agreed with Buyer’s statement, and such statement shall become binding upon the Parties.

(b)     The Parties shall undertake to agree on the final statement of the Purchase Price, including each Purchase Price Adjustment, no later than ninety (90) days after delivery of Seller’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to the Oklahoma City, Oklahoma office of Smith, Carney & Co., p.c. or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Oklahoma City, Oklahoma in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 10.3. The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any Purchase Price Adjustment, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not increase any such Purchase Price Adjustment more than the increase proposed by Seller nor decrease any such Purchase Price Adjustment more than the decrease proposed by Buyer, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the Purchase Price Adjustment submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting its case. Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the expiration of Buyer’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price Adjustment, (x) Buyer shall pay to Seller by wire transfer of immediately available funds in accordance with the wire instructions set forth in Schedule 3.2, the amount (if any) by which the aggregate Upward Adjustments exceed the aggregate Downward Adjustments or (y) Seller shall deliver to Buyer by wire transfer of immediately available funds in accordance with Buyer’s reasonable instructions, the amount (if any) by which the aggregate Downward Adjustments exceed the aggregate Upward Adjustments, as applicable.

10.4     Actions of Seller at the Closing. At the Closing, Seller shall:

(a)     execute, acknowledge and deliver to Buyer counterparts of the Conveyance and such other instruments (in form and substance agreed upon by Seller and Buyer) as may be reasonably necessary to convey the Assets to Buyer in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)     deliver, or make available, to Buyer possession of the Assets;

(c)     execute and deliver to Buyer an affidavit attesting to the non-foreign status of Seller;

(d)     deliver to Buyer a certificate, duly executed by an authorized officer of Seller, certifying on behalf of Seller that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled;

(e)     execute, acknowledge and deliver to Buyer any forms required by any Governmental Authority relating to the assumption of operations by Buyer, where applicable;

(f)     deliver to Buyer duly executed and acknowledged releases and terminations of any and all mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assets (or any thereof), excluding the Permitted Encumbrances; and

(g)     execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

10.5     Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a)     deliver to Seller the Purchase Price, in accordance with Article 3;

(b)     take possession of the Assets;

(c)     deliver to Seller a certificate, duly executed by an authorized officer of Buyer, certifying on behalf of Buyer that the conditions set forth in Sections 8.1, 8.2 and 9.5 have been fulfilled;

(d)     execute, acknowledge and deliver to Seller counterparts of the Conveyance and such other instruments (in form and substance agreed upon by Seller and Buyer) as may be reasonably necessary to convey the Assets to Buyer; and

(e)     execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article 11
TERMINATION

11.1     Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)     by mutual written consent of the Parties;

(b)     by any Party if the Closing shall not have occurred on or before December 31, 2013;

(c)     by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

(d)     by Seller if Buyer (i) is in material breach of this Agreement, (ii) has received notice of such breach by Seller and (iii) has not cured such breach within three (3) Business Days prior to Closing, unless such breach has been waived by Seller;

(e)     by Buyer if Seller (i) is in material breach of this Agreement, (ii) has received notice of such breach by Buyer and (iii) has not cured such breach within three Business Days prior to Closing, unless such breach has been waived by Buyer;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b) above if such Party is at such time in material breach of its representations and warranties set forth in this Agreement or negligently or willfully failed to perform or observe its covenants and agreements herein in any material respect.

11.2     Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.1, then except as set forth in Sections 4.2, 7.2(a), 7.2(b), 7.2(c), 11.2, 11.3, and Article 1 and Article 14, this Agreement shall be null and void subject to Section 11.3.

11.3     Termination Damages.

(a)     If all conditions precedent to the obligations of Buyer set forth in Article 9 have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the negligent or willful failure of Buyer to perform any of its obligations hereunder in any material respect, or the material breach of any representation or warranty herein by Buyer, then in such event, Seller shall have the option to terminate this Agreement, in which case Seller may pursue all available legal and equitable remedies.

(b)     If all conditions precedent to the obligations of Seller set forth in Article 8 have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the negligent or willful failure of Seller to perform any of its obligations hereunder in any material respect, or the breach of any representation or warranty herein by Seller, then in such event, Buyer shall have the option to terminate this Agreement, in which case as Buyer may pursue all available legal and equitable remedies, including, without limitation, specific performance.

(c)     Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a third Person claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY, BUT EXPRESSLY EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Article 12
TAXES

12.1     Fees. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets shall be borne by Buyer.

12.2     Income Taxes; Transfer Taxes. Seller shall retain responsibility for, and shall bear and pay, all federal income Taxes, state income Taxes, and other similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement. To the extent any Transfer Taxes are payable by reason of the sale of the Assets under this Agreement, such Transfer Taxes shall be borne and timely paid by Buyer. The Parties will cooperate in good faith to minimize any Transfer Taxes to the extent permissible under applicable Law.

12.3     Asset Taxes. Seller shall retain responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the ownership or operation of the Conveyed Interests arising on or after the Effective Time (including all Straddle Period Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Asset Taxes that are based upon or related to revenues, income or receipts or imposed on a transactional basis such as severance or production Taxes, be allocated based on revenues from sales occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (B) in the case of other Asset Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time. To the extent the actual amount of Asset Taxes is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of Asset Taxes. Upon determination of the actual amount of Asset Taxes, Seller shall pay to Buyer to the extent not taken into account in the final statement of the Purchase Price any additional amount necessary to equal Seller’s share of the Asset Taxes. In the event the amount of Asset Taxes paid by Seller or included as a reduction to the Purchase Price at Closing exceeds Seller’s share of Asset Taxes, Buyer shall pay the amount of any such overage to Seller. Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 12.3.

12.4     Asset Tax Returns. Seller shall prepare and file all Asset Tax Returns with respect to Asset Taxes that are due on or prior to the Closing Date and, subject to this Section , pay all Asset Taxes shown to be due thereon. To the extent that any amount of such Asset Taxes paid represents an amount attributable to Buyer under this Section 12.4, Seller shall provide a statement to Buyer apportioning such Asset Taxes pursuant to this Section 12.4. Within 10 Business Days of receipt of such statement, Buyer shall reimburse Seller for Buyer’s allocated portion of such Asset Taxes. With respect to Asset Taxes that are due after the Closing Date, each Party shall, subject to the provisions of this Section 12.4, (i) pay (or cause to be paid) all such Asset Taxes for which such Party is responsible and (ii) prepare and file (or cause to be prepared and filed) all such Asset Tax Returns for which such Party is responsible. All Tax Returns for any Straddle Periods shall be prepared and filed by Buyer, and Buyer shall provide a statement to Seller apportioning such Straddle Period Asset Taxes. Within ten (10) Business Days of receipt of such statement, Seller shall pay Buyer for Seller’s allocated portion of such Asset Taxes.

Article 13
OBLIGATIONS AND INDEMNIFICATION

13.1     Retained Obligations. Provided that the Closing occurs, Seller shall retain all obligations and liabilities (collectively “Retained Obligations”) related to (i) the Excluded Assets, (ii) Property Costs and other costs which are for the account of Seller pursuant to Section 2.4(b) or Section 10.2, (iii) the business and operation of the Assets relating to periods prior to the Effective Time, including Pre-Effective Time Environmental Liabilities, (iv) Tax obligations retained by Seller pursuant to Article 12 and (v) all litigation existing as of the Effective Time, whether or not disclosed on Schedule 5.6, indefinitely.

13.2     Assumed Obligations. Subject to Section 4.2, provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities (collectively, the “Assumed Obligations”) related to (i) the business and operation of the Assets relating to periods on and after the Effective Time, including Post-Effective Time Environmental Liabilities, (ii) any and all plugging and abandonment operations associated with the Assets, regardless of when such obligations arose and (iii) the obligations of Buyer pursuant to Article 12.

13.3     Buyer’s Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Seller, its affiliates, and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to, (a) the Assumed Obligations, (b) Buyer’s breach of any of its covenants or agreements contained in this Agreement, or (c) the breach of any representation or warranty made by Buyer in Article 6, but expressly excluding, in each case, Losses against which Seller would be required to indemnify Buyer pursuant to Section 13.4.

13.4     Seller’s Indemnification. Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, managers, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Buyer Indemnitees”) from and against any and all Losses arising out of, or relating to, (a) the Retained Obligations, (b) Seller’s breach of any of its covenants or agreements contained in this Agreement, or (c) the breach of any representation or warranty made by Seller in Article 5, but expressly excluding, in each case, Losses against which Buyer would be required to indemnify Seller pursuant to Section 13.3.

13.5     Limitation for Seller’s Indemnification.

(a)     Notwithstanding anything to the contrary contained herein, Seller’s indemnification obligation under Section 13.4 shall only apply if Buyer has provided Seller with written notice claiming indemnification with respect to breaches of representations, warranties, covenants or agreements, on or before the date on which the applicable representation, warranty, covenant or agreement expires pursuant to Section 14.2.

(b)     Seller shall have no liability arising out of or relating to Section 13.4 for any Loss that does not exceed $15,000 (a “Recoverable Loss”) and then only to the extent the aggregate amount of all such Recoverable Losses actually incurred by Buyer Indemnitees thereunder exceed an amount equal to one and one half percent (1.5%) of the Purchase Price (and then, subject to Section 13.5(c), only to the extent such aggregate Recoverable Losses exceed such amount).

(c)     In no event shall Seller’s aggregate liability arising out of or relating to Section 13.4 exceed an amount equal to ten percent (10%) of the Purchase Price.

(d)     The amount of any Loss for which a Buyer Indemnitee claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually recovered with respect to such Loss and (ii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss.

(e)     For purposes of determining whether there has been a breach of a representation or warranty by a Party in connection with the assertion of a claim for indemnification under this Article 13, or determining the amount of a Loss, with respect to any asserted breach, such determination shall be made without regard to any qualifier as to “material,” “materiality” or “material adverse effect” contained in Article 5 or Article 6.

(f)     The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 13 as an adjustment to the Purchase Price.

(g)     Seller’s indemnification obligations under Section 13.4 shall not apply for any Losses arising out of an inaccurate representation, warranty, covenant or agreement made by Seller if Buyer had Knowledge of such inaccuracy prior to Closing; provided, that if Buyer notifies Seller in writing of such inaccuracy within a reasonable period of time prior to Closing and Seller fails to take commercially reasonable steps to remedy such inaccuracy, the Seller’s indemnification obligations under Section 13.4 shall be applicable.

13.6     Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement (“Indemnity Claims”); provided, however, that failure of a Party to so notify any other Party shall not relieve the indemnifying Party of its obligations, except to the extent that such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against any third Person claim. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.

13.7     Remedies. Subject to the provisions of Section 4.2, 7.2(c) and 11.3, the indemnification obligations set forth in this Article 13 are the exclusive remedies available to either Seller or Buyer under this Agreement, except that Seller or Buyer may obtain specific performance of such indemnification obligations.

Article 14
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

14.1     Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT (AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE TO BE CONTAINED IN THE CONVEYANCE), BUYER ACKNOWLEDGES THAT SELLER, AND SELLER’S REPRESENTATIVES HAVE NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) TITLE TO THE ASSETS, (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (c) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, AND (d) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

14.2     Survival. The representations and warranties of the Parties contained herein and all covenants contained herein that are to be performed prior to the Closing will survive for twelve (12) months following the Closing; provided, however, the Fundamental Representations and Warranties shall survive the Closing until the expiration of the applicable statute of limitations. All covenants contained herein that are to be performed following the Closing shall survive the Closing until fully performed. No Party shall have any liability for indemnification claims made under Article 13 with respect to any representation, warranty or covenant unless an Indemnity Claim is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or covenant. If an Indemnity Claim has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant or claim, then the applicable representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

Article 15
MISCELLANEOUS

15.1     Expenses. Except as otherwise provided in this Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

15.2     Document Retention. As used in this Section 15.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller have retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives, at Seller’s expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

15.3     Entire Agreement. This Agreement, the documents to be executed pursuant hereunto, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement and identified as a supplement, amendment, alteration, modification or waiver.

15.4     Disclosure Schedules. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. Matters may be disclosed on a schedule to this Agreement for purposes of information only. Disclosure of any matter under one schedule shall be deemed disclosure of that matter under any other schedules to the extent reasonably ascertainable on the face of such disclosure. From time to time prior to Closing, Seller shall have the right (but not the obligation) to supplement or amend the schedules hereto, after notice to Buyer, with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the schedules (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and supplement and amend the schedules as of the date of this Agreement and as of the Closing Date.

15.5     Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.6     Publicity. The Parties hereto shall consult with each other prior to issuing any public announcement or statement with respect to the transactions contemplated hereby and shall give the other Party the opportunity to provide comments to such public announcement or statement, unless such announcement or statement is required by applicable law or stock exchange requirements.

15.7     No Third Party Beneficiaries. Except as provided in Sections 4.2, 13.3 and 13.4, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract.

15.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void.

15.9     Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Oklahoma and the federal courts of the United States of America located in Oklahoma City, Oklahoma over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts (except to the extent a dispute, controversy, or claim arising out of or in connection with a determination of Purchase Price adjustments pursuant to Section 10.3(b) is referred to an expert pursuant to such Section). The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT.

15.10     Notices. Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt; provided, that notice given by facsimile transmission shall be confirmed by appropriate answer-back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

Seller:
Scintilla, LLC
1307 S. Boulder Ave.
Tulsa, OK 74119
Phone: 918.587.6242
Fax: 918.587.9250 Attn: Kevin Easley
Buyer:
New Source Energy Partners L.P.
914 N. Broadway Ave., Suite 230
Oklahoma City, OK 73101
Phone: 405.272.3028
Fax: 405.272.3034
Attention: Kristian Kos
With a copy (which shall not constitute notice) to:
New Source Energy GP, LLC
c/o New Source Energy Partners L.P.
914 N. Broadway Ave., Suite 230
Oklahoma City, OK 73101
Phone: 405.272.3028
Fax: 405.272.3034
Attention: Kristian Kos

Either Party may, by written notice so delivered to the other Party, change its contact information for notice purposes hereunder.

15.11     Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.12     Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.13     Counterpart Execution. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. No Party shall be bound until all Parties have executed a counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

15.14     Determinations by Buyer. Whenever a determination, decision or approval by Buyer is called for by this Agreement, such determination, decision or approval must by authorized by the Conflicts Committee.

15.15     Further Assurances. After Closing, Seller and Buyer agree to take such further actions and to execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Purchase and Sale Agreement as of the date first set forth above.

SELLER: SCINTILLA, LLC

By:	/s/ Kevin Easley
Name:	Kevin Easley
Title:	Manager & CEO

Seller’s Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Purchase and Sale Agreement as of the date first set forth above.

BUYER: NEW SOURCE ENERGY PARTNERS L.P.

By:	New Source Energy GP, LLC, its general partner

	By:	/s/ Kristian Kos
	Name:	Kristian Kos
	Title:	President & CEO

Buyer’s Signature Page to Purchase and Sale Agreement